Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A, as it may be amended, of our report dated June 20, 2018, of Apex Farms Corp. relating to the audit of the financial statements for the period ending September 30, 2017 and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

August 9, 2018